UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – February 21, 2011 (Date of Earliest Event Reported)

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 1-14379

Ohio	31-1598292
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 East Fourth Street, Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 21, 2011, David B. Dillon, a director of Convergys Corporation (the “Company”), notified the Board of Directors (the “Board”) that he will not stand for reelection at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”). Mr. Dillon stated to the Board that he is leaving the Board for personal reasons and is not resigning because of a disagreement with the Board or the Company. Mr. Dillon, a director since 2000, currently serves as Chairman of the Compensation and Benefits Committee, a member of the Governance and Nominating Committee and a member of the Executive Committee of the Board of Directors of the Company.

Separately, in accordance with the agreement, dated February 4, 2009 (the “JANA Agreement”), between the Company and JANA Partners LLC (“JANA”) (which was filed on Form 8-K with the Securities and Exchange Commission on February 5, 2009), Barry Rosenstein, a director since 2009 and a member of the Finance Committee of the Board, is resigning from the Board effective as of the 2011 Annual Meeting. In conjunction with his resignation, Mr. Rosenstein stated “It’s been a genuine pleasure to serve on this board and be a part of the dynamic change at Convergys over the last two years, including a new CEO and improved strategic focus. As one of the Company’s largest shareholders, we feel like we and other shareholders remain in very good hands under the leadership of Jeff Fox and a dedicated board.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ Julia A. Houston
Julia A. Houston
Senior Vice President, General Counsel and Corporate Secretary

Dated: February 23, 2011